Exhibit 99.1
Raven Industries Reports Second Quarter Fiscal 2020 Results
Sioux Falls, S.D. - August 22, 2019 - Raven Industries, Inc. (the Company) (NASDAQ: RAVN) today reported financial results for the second quarter that ended July 31, 2019.

Noteworthy Items:

•	Longer than expected OEM plant shutdowns and limited field application activities by ag retailers significantly impacted second quarter performance for Applied Technology and the consolidated results;

•	Applied Technology showcased its latest precision ag innovations during the annual Raven Technology Summit events, which included the division's new vision row steering technology, VSN™;

•	Applied Technology’s operations in Latin America continue to benefit greatly from increased investment with sales in Brazil doubling versus the second quarter of last year;

•	Engineered Films returned to normal operating efficiency levels during the second quarter of fiscal 2020, less than six months after going live on its new enterprise resource planning (ERP) platform;

•	In partnership with Loon, Aerostar developed and manufactured a stratospheric balloon that Loon flew for a record 223 days of flight, surpassing the previous record of 198 days;

•
Aerostar increased its sales of stratospheric balloons and radar systems year-over-year as a result of the division's research and development investments to advance the technical capabilities of these core product lines;

•	The Company repurchased 103 thousand shares during the second quarter at an average price of $34.15 for a total of $3.5 million.

Second Quarter Results:
Net sales for the second quarter of fiscal 2020 were $98.1 million, down 4.5 percent versus the second quarter of fiscal 2019. Each division experienced a year-over-year decline, but the majority of the decrease in consolidated net sales was driven by lower sales in Applied Technology as unusually poor spring planting conditions in the U.S. resulted in several key OEM plant shutdowns.

Operating income for the second quarter of fiscal 2020 was $10.6 million versus operating income of $16.6 million in the second quarter of fiscal 2019, decreasing 36.4 percent year-over-year. The year-over-year decline was primarily driven by negative operating leverage as a result of lower sales volume. Operating income also reflected increased investment in research and development activities in both the Applied Technology and Aerostar divisions. The Company has purposefully increased its investment in research and development activities to drive future growth through new product innovation and advancing current marketplace technologies.

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Raven Industries Second Quarter 2020 Results
August 22, 2019

Net income for the second quarter of fiscal 2020 was $8.8 million, or $0.24 per diluted share, versus net income of $13.7 million, or $0.38 per diluted share, in last year's second quarter. The Company's effective tax rate, excluding discrete items, was consistent with the second quarter of last year at approximately 19 percent. The prior year's second quarter net income benefited from approximately $0.5 million of favorable discrete tax items that did not reoccur in the second quarter of fiscal 2020.

Ag Market Conditions:
Applied Technology's ag market conditions deteriorated significantly compared to the division's expectations at the beginning of the second quarter. Abnormally wet weather in the U.S. caused challenging field conditions which negatively impacted planting and application activities in the field and drove reductions in customer demand. According to the U.S. Department of Agriculture (USDA), U.S. farmers were unable to plant crops on more than 19 million acres in 2019. This is the highest number of prevent plant acres since the USDA began reporting this statistic in 2007. Given these challenges, several key OEMs responded with greater than expected plant shutdowns in order to recalibrate production levels to align with a lower forecast of new machine sales. This temporarily halted sprayer unit production and reduced demand for precision ag technology. As a result, Applied Technology's OEM and aftermarket demand in the second quarter of fiscal 2020 experienced a significant decline. Nevertheless, Applied Technology's competitive position remains strong. The division is strongly positioned to realize additional market share gains by leveraging its market-leading technologies and increased investment in research and development.

Balance Sheet and Cash Flow:
At the end of the second quarter of fiscal 2020, cash and cash equivalents totaled $69.1 million, increasing $7.8 million from the prior quarter. The sequential increase in cash was driven primarily by the collection of accounts receivable, partially offset by increased inventory spending.

During the second quarter of fiscal 2020, the Company repurchased approximately 103,000 shares at an average price of $34.15 per share for a total of $3.5 million. Year-to-date, the Company has purchased $5.8 million of shares. The Company's remaining repurchase authorization is approximately $22 million.

Net working capital as a percentage of annualized net sales deteriorated, from 24.9 percent in the second quarter of last year to 27.1 percent in this year’s second quarter.3 The increase in net working capital was led by an increase in inventory within Engineered Films and Applied Technology. Both divisions expected higher sales demand in the second quarter and prepared inventory levels to meet those expectations.

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Raven Industries Second Quarter 2020 Results
August 22, 2019

Applied Technology Division:
Net sales for Applied Technology in the second quarter of fiscal 2020 were $27.4 million, down 9.9 percent year-over-year. Geographically, domestic sales declined 13.6 percent year-over-year, driven primarily by lower market demand brought about by the challenging spring planting conditions. On an international basis, sales increased 3.4 percent year-over-year. The division continued to achieve significant growth and market share gains in Latin America as a result of its investment into the region and strong OEM relationships. The division's commitment to increase its Latin America presence and introduce its market-leading technologies to one of the world's largest ag economies is expected to be a strong contributor to the division's future growth.

Division operating income in the second quarter of fiscal 2020 was $4.8 million, down $3.9 million or 44.8 percent versus the second quarter of fiscal 2019. The year-over-year decrease was driven primarily by lower sales volume and the resulting decline in operating leverage. In addition, incremental investments in selling and research and development activities to accelerate the integration and growth of the recently acquired AgSync business unfavorably impacted operating income in the second quarter.

Incremental investments are increasing the speed of product integration and adoption into the marketplace. During the second quarter, the division released its new Connected Workflow™ suite. This offering integrates Applied Technology's AgSync™, Slingshot® and Viper® 4+ hardware and software to allow end-users to connect their home office to technology in the field and then back again. This seamless connectivity is expected to drive increased visibility by ag retailers into key performance indicators such as work, idle, and transit times. Ag retailers using the platform have experienced, on average, a 20 percent gain in operational efficiency by simplifying planning and work order generation, field application and invoice creation.

Engineered Films Division:
Net sales for Engineered Films in the second quarter of fiscal 2020 were $57.5 million, down $1.4 million or 2.3 percent year-over-year. The division experienced end-market challenges during the second quarter in the geomembrane market as well as lower than anticipated customer demand in the industrial market. These challenges were partially offset as the division caught up on the fulfillment of sales orders that were delayed from the first quarter due to the ERP platform transition.

Division operating income in the second quarter of fiscal 2020 was $10.2 million, down $0.7 million or 6.1 percent versus the second quarter of fiscal 2019. Division operating income, as a percentage of sales, decreased from 18.4 percent in the second quarter of last year to 17.6 percent in this year's second quarter. The decrease in operating income was primarily driven by higher selling expenses. Operating inefficiencies experienced in the first quarter of fiscal 2020 from the implementation of the Company's new ERP platform were resolved in the

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Raven Industries Second Quarter 2020 Results
August 22, 2019

second quarter. The division expects to generate additional efficiency gains as it grows and matures in its use of the new system.

Aerostar Division:
Net sales for Aerostar during the second quarter of fiscal 2020 were $13.2 million, down $0.3 million or 2.4 percent versus the second quarter of fiscal 2019. The reported sales decline was driven by a decrease in aerostat sales of $3.8 million; however, the division's core stratospheric balloon and radar product platforms grew over 30 percent on a combined basis. Aerostat sales vary significantly from year to year, as customer demand is inherently inconsistent. The division's aerostat product line is very competitive and can generate above division average margins. The division will continue to supply aerostats as demand requires and invest appropriately to do so.

Division operating income in the second quarter of fiscal 2020 was $2.9 million, down $0.9 million versus the second quarter of fiscal 2019. The decrease was driven by reduced aerostat sales, higher selling expenses and increased investment in research and development. During the second quarter, the division launched 41 balloons, more than double the number launched in the second quarter of fiscal 2019. The division continues to advance its stratospheric balloon platform performance. During the second quarter, Loon completed a 223 day flight of a balloon platform designed and manufactured by Aerostar, setting a new duration record.

Market Outlook:
Applied Technology's ag market conditions became increasingly challenging in the second quarter as unusually wet conditions in the U.S. caused historic prevented planting acres and a significant reduction in expected crop production and yields. While the decline in expected crop production has driven grain prices higher, the Company does not anticipate any significant changes in end-market demand during the second half of this fiscal year for precision agriculture equipment.

The energy market in the second quarter experienced slower demand compared to prior year's second quarter, as West Texas Intermediate (WTI) oil prices and Permian Basin rig counts were down 17 percent and 6 percent year-over-year, respectively. The Company expects energy market related demand for Engineered Films to follow Permian Basin rig counts in the second half of the year.

There have been no significant changes in how the Company is monitoring the global trade environment and tariff developments from both a supplier and customer perspective. The Company believes it has effectively managed its supply chain with minimal impact to financial results. The Company will continue to monitor the global trade environment and the related impact of its uncertainty on certain grain prices and end-customer sentiment.

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Raven Industries Second Quarter 2020 Results
August 22, 2019

Raven Technology Summit Events:
Applied Technology hosted dealers, OEM partners and ag retailers at its annual Raven Technology Summit events during the second quarter of fiscal 2020. These customer-focused events are highly attended, as they feature the division's latest technology and help set the stage for the division's channel to outfit next year’s fleet. During the events, the division released its latest vision row steering technology, VSN™. VSN™ utilizes a camera based vision solution to navigate machine paths (e.g., through row crops). This new offering is able to operate in conjunction with, or independent of, global positioning system (GPS) guidance. Ag retailers are eager to adopt this new technology, as it is expected to have an immediate impact on reducing operator fatigue, increasing application speeds, and increasing return on investment.

Other event highlights included product integration with Slingshot® AgSync and the division's latest advancement in boom leveling capabilities. Applied Technology unveiled its first product integration with Slingshot® AgSync, which provides Operator Pro functionality embedded into its Viper 4 field computer. This full solution now offered to ag retailers can help them gain on average 20 percent in operational efficiency. AutoBoom® XRT is the division's latest in boom leveling technology. Boom height control is a critical component to maximizing sprayer efficacy, and the division showcased this product at its Technology Summit by providing side-by-side comparisons, proving XRT as the superior offering in the marketplace today.

Fiscal 2020 Outlook:
"End-market conditions impacting our Applied Technology division during the second quarter were significantly more challenging than expected,” said Dan Rykhus, President and CEO. “Because of this and other challenges experienced in the first half of fiscal 2020, we have updated our previous expectations of achieving year-over-year growth in both sales and division profit for the full-year in each division. These updates are outlined by division below.

“Applied Technology experienced challenging conditions in the first half of fiscal 2020 that were far worse than we expected three months ago. These market conditions resulted in a 10 percent decline in sales during the second quarter. As we begin the second half of the year, we expect OEM machine production rates to improve relative to the first half of fiscal 2020, and market share gains from new product growth, international expansion and continued success with recently-acquired AgSync to help offset the challenging U.S. end-market conditions. At this time, we expect the division’s fiscal 2020 second half sales and division profit to exceed the prior year’s second half results. Additionally, we believe our strong OEM relationships and best-in-class technology have positioned us for significant growth and success over the long term.

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Raven Industries Second Quarter 2020 Results
August 22, 2019

"Engineered Films also had end-market challenges in the first half of fiscal 2020 primarily due to weakness in the Industrial and Geomembrane markets. In addition, the division experienced difficult year-over-year comparisons due to prior year hurricane recovery film sales. However, the division is well positioned to capitalize on the investments it has made over the past two years, and we expect year-over-year sales growth in the second half of this year.

"Aerostar continues to achieve new milestones and lead the industry with its stratospheric balloon capabilities. The division showed strength in its core markets during the first half of the year and invested more aggressively in research and development to support long-term growth opportunities. We are excited about the division's future as it continues to invest in both its product and technical service offerings.

"While the Company experienced unexpected near-term challenges in the second quarter, the fundamentals of the Company remain very strong and we continue to improve our competitive positioning in each of our operating divisions. We will continue to invest for the long term through research and development to drive new product innovation, capital equipment to improve and augment our unique production capabilities, and the pursuit and closure of additional strategic acquisitions.

“While we will not achieve the growth in sales and division profit in every division this fiscal year as we previously expected, we do expect a stronger second half sales performance for each division, relative to the prior year.

"More importantly, I firmly believe we are much better positioned today to face end-market challenges due to the investment discipline we maintained during the previous end-market challenges we experienced. Our disciplined approach to continual investment is supported by the confidence we have in our ability to improve our market-leading positions and drive long-term growth," concluded Rykhus.

Regulation G:
The information presented in this earnings release regarding consolidated sales, Engineered Films' net sales excluding the impact of hurricane recovery film sales, and consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

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Raven Industries Second Quarter 2020 Results
August 22, 2019

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

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Raven Industries Second Quarter 2020 Results
August 22, 2019

Contact Information:
Bo Larsen
Investor Relations Director
Raven Industries, Inc.
+1(605)-336-2750
Source: Raven Industries, Inc.

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Raven Industries Second Quarter 2020 Results
August 22, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2019	2018	Fav (Un) Change	2019	2018	Fav (Un) Change
Net sales	$98,058	$102,684	(4.5)%	$196,236	$213,813	(8.2)%
Cost of sales	66,720	68,076		129,832	139,207
Gross profit	31,338	34,608	(9.4)%	66,404	74,606	(11.0)%
Gross profit percentage	32.0%	33.7%		33.8%	34.9%

Research and development expenses	7,067	6,151		14,338	11,436
Selling, general, and administrative expenses	13,701	11,828		26,375	25,010
Operating income	10,570	16,629	(36.4)%	25,691	38,160	(32.7)%
Operating income percentage	10.8%	16.2%		13.1%	17.8%

Other income (expense), net	383	(139)		314	5,540
Income before income taxes	10,953	16,490	(33.6)%	26,005	43,700	(40.5)%

Income tax expense	2,187	2,769		4,029	7,832
Net income	8,766	13,721	(36.1)%	21,976	35,868	(38.7)%

Net income (loss) attributable to noncontrolling interest	—	44		—	56

Net income attributable to Raven Industries, Inc.	$8,766	$13,677	(35.9)%	$21,976	$35,812	(38.6)%

Net income per common share:
- Basic	$0.24	$0.38	(36.8)%	$0.61	$1.00	(39.0)%
- Diluted	$0.24	$0.38	(36.8)%	$0.60	$0.98	(38.8)%

Weighted average common shares:
- Basic	36,062	35,995		36,065	35,955
- Diluted	36,247	36,425		36,325	36,410

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Raven Industries Second Quarter 2020 Results
August 22, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	July 31	January 31	July 31
	2019	2019	2018
ASSETS
Cash and cash equivalents	$69,131	$65,787	$65,439
Accounts receivable, net	60,700	54,472	61,348
Inventories	61,311	54,076	55,993
Other current assets	8,727	8,736	5,372
Total current assets	199,869	183,071	188,152

Property, plant and equipment, net	104,654	106,615	106,716
Goodwill and amortizable intangibles, net	66,200	67,235	58,210
Other assets	5,789	3,324	2,837
TOTAL ASSETS	$376,512	$360,245	$355,915

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$15,722	$8,272	$14,882
Accrued and other liabilities	22,996	24,781	22,608
Total current liabilities	38,718	33,053	37,490

Other liabilities	22,816	18,235	16,315
Shareholders' equity	314,978	308,957	302,110
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$376,512	$360,245	$355,915

Net Working Capital and Net Working Capital Percentage[3]
Accounts receivable, net	$60,700	$54,472	$61,348
Plus: Inventories	61,311	54,076	55,993
Less: Accounts payable	15,722	8,272	14,882
Net working capital[3]	$106,289	$100,276	$102,459

Annualized net sales	$392,232	$352,088	$410,736
Net working capital percentage[3]	27.1%	28.5%	24.9%

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Raven Industries Second Quarter 2020 Results
August 22, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Six Months Ended July 31,
	2019	2018
Cash flows from operating activities:
Net income	$21,976	$35,868
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,122	7,401
Other operating activities, net	(3,938)	(4,617)
Net cash provided by operating activities	26,160	38,652

Cash flows from investing activities:
Capital expenditures	(3,784)	(6,853)
Proceeds from sale or maturity of investments	993	6,668
Purchases of investments	(907)	(164)
Proceeds (disbursements) from sale of assets, settlement of liabilities	—	832
Other investing activities, net	20	(1,971)
Net cash used in investing activities	(3,678)	(1,488)

Cash flows from financing activities:
Dividends paid	(9,353)	(9,326)
Payments for common shares repurchased	(5,781)	—
Payment of acquisition-related contingent liabilities	(717)	(499)
Other financing activities, net	(3,241)	(2,032)
Net cash used in financing activities	(19,092)	(11,857)

Effect of exchange rate changes on cash	(46)	(403)

Net increase in cash and cash equivalents	3,344	24,904
Cash and cash equivalents at beginning of period	65,787	40,535
Cash and cash equivalents at end of period	$69,131	$65,439

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Raven Industries Second Quarter 2020 Results
August 22, 2019

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2019	2018	Fav (Un) Change	2019	2018	Fav (Un) Change
Net sales
Applied Technology	$27,371	$30,362	(9.9)%	$69,096	$70,792	(2.4)%
Engineered Films	57,516	58,875	(2.3)%	101,808	118,867	(14.4)%
Aerostar	13,189	13,517	(2.4)%	25,379	24,418	3.9%
Intersegment eliminations	(18)	(70)		(47)	(264)
Consolidated net sales	$98,058	$102,684	(4.5)%	$196,236	$213,813	(8.2)%

Operating income
Applied Technology	$4,849	$8,788	(44.8)%	$18,085	$24,736	(26.9)%
Engineered Films	10,150	10,806	(6.1)%	16,513	24,002	(31.2)%
Aerostar	2,943	3,835	(23.3)%	4,939	6,640	(25.6)%
Intersegment eliminations	1	19		2	4
Total segment income	$17,943	$23,448	(23.5)%	$39,539	$55,382	(28.6)%
Corporate expenses	(7,373)	(6,819)	(8.1)%	(13,848)	(17,222)	19.6%
Consolidated operating income	$10,570	$16,629	(36.4)%	$25,691	$38,160	(32.7)%

Operating income percentages
Applied Technology	17.7%	28.9%	(1,120)bps	26.2%	34.9%	(870)bps
Engineered Films	17.6%	18.4%	(80)bps	16.2%	20.2%	(400)bps
Aerostar	22.3%	28.4%	(610)bps	19.5%	27.2%	(770)bps
Consolidated operating income	10.8%	16.2%	(540)bps	13.1%	17.8%	(470)bps

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Raven Industries Second Quarter 2020 Results
August 22, 2019

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[4]
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
			Fav (Un)			Fav (Un)
Segments	2019	2018	Change	2019	2018	Change
Applied Technology
Reported operating income	$4,849	$8,788	(44.8)%	$18,085	$24,736	(26.9)%
Plus: Depreciation and amortization	971	750	29.5%	1,999	1,500	33.3%
ATD EBITDA	$5,820	$9,538	(39.0)%	$20,084	$26,236	(23.4)%
ATD EBITDA % of Net Sales	21.3%	31.4%		29.1%	37.1%

Engineered Films
Reported operating income	$10,150	$10,806	(6.1)%	$16,513	$24,002	(31.2)%
Plus: Depreciation and amortization	2,427	2,327	4.3%	4,724	4,648	1.6%
EFD EBITDA	$12,577	$13,133	(4.2)%	$21,237	$28,650	(25.9)%
EFD EBITDA % of Net Sales	21.9%	22.3%		20.9%	24.1%

Aerostar
Reported operating income	$2,943	$3,835	(23.3)%	$4,939	$6,640	(25.6)%
Plus: Depreciation and amortization	219	218	0.5%	440	437	0.7%
Aerostar EBITDA	$3,162	$4,053	(22.0)%	$5,379	$7,077	(24.0)%
Aerostar EBITDA % of Net Sales	24.0%	30.0%		21.2%	29.0%

Consolidated
Net Income attributable to Raven Industries	$8,766	$13,677	(35.9)%	$21,976	$35,812	(38.6)%
Interest (income) expense, net	(204)	(22)		(434)	(59)
Income tax expense	2,187	2,769		4,029	7,832
Plus: Depreciation and amortization	4,040	3,718		8,122	7,401
Consolidated EBITDA	$14,789	$20,142	(26.6)%	$33,693	$50,986	(33.9)%
Consolidated EBITDA % of Net Sales	15.1%	19.6%		17.2%	23.8%

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Raven Industries Second Quarter 2020 Results
August 22, 2019

RAVEN INDUSTRIES, INC.
NET SALES EXCLUDING HURRICANE RECOVERY FILM SALES REGULATION G RECONCILIATION1 & 2
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2019	2018	Fav (Un) Change	2019	2018	Fav (Un) Change
Engineered Films
Reported Net Sales	$57,516	$58,875	(2.3)%	$101,808	$118,867	(14.4)%
Less: Hurricane Recovery Film Sales	806	—		823	8,919	(90.8)%
Net Sales, Excluding Hurricane Recovery Film Sales[2]	$56,710	$58,875	(3.7)%	$100,985	$109,948	(8.2)%

Consolidated Raven
Reported Net Sales	$98,058	$102,684	(4.5)%	$196,236	$213,813	(8.2)%
Less: Hurricane Recovery Film Sales	806	—		823	8,919	(90.8)%
Net Sales, Excluding Hurricane Recovery Film Sales[1]	$97,252	$102,684	(5.3)%	$195,413	$204,894	(4.6)%

____________________________
1 Consolidated net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as consolidated net sales less hurricane recovery film sales.
2 Engineered Films' net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as Engineered Films' net sales less hurricane recovery film sales.
3 Net working capital is defined as accounts receivable, (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
4 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.

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